EXHIBIT 23.4

CONSENT OF TECHNICAL REPORT AUTHOR

We hereby consent to the written disclosure of extracts of the technical reports titled “Jayhawk Energy Inc., Evaluation of Crude Oil Reserves, Based on Forecast Prices and Costs, As of September 30, 2009” dated March 16, 2010; and “Jayhawk Energy Inc., Evaluation of Crude Oil Reserves, Based on Forecast Prices and Costs, As of September 30, 2008” dated December 30, 2008 (the “Technical Reports”) within the Registration Statement on Form S-1/A of Jayhawk Energy, Inc. (the “Registration Statement”).

We hereby confirm that we have read the written disclosure of the Technical Reports and of the extract of the Technical Reports contained and incorporated by reference in the Registration Statement and have no reason to believe that such disclosure does not fairly and accurately represent the information in the Technical Report that supports the disclosure.

McDaniel & Associates Consultants Ltd.

/s/ B Wurster
_________________________
B. J. Wurster, P. Eng.
Vice President

Calgary, Alberta, Canada
August 20, 2010